Exhibit 8.2

October 31, 2014

Overland Storage, Inc.

9112 Spectrum Center Blvd.

San Diego, California 92123

Ladies and Gentlemen:

Re:	Registration Statement on Form F-4

We have acted as tax counsel to Overland Storage, Inc., a California corporation (“Overland”), in connection with the proposed merger (the “Merger”) of S3D Acquisition Company (“Merger Sub”), a California corporation and a direct wholly-owned subsidiary of Sphere 3D Corporation, an Ontario corporation (“Sphere 3D”) with and into Overland, with Overland surviving as a wholly-owned subsidiary of Sphere 3D, pursuant to the Agreement and Plan of Merger, dated as of May 15, 2014, as amended October 13, 2014, by and among Sphere 3D, Merger Sub and Overland (the “Merger Agreement”). In connection with the Merger, Sphere 3D filed a registration statement on Form F-4/A Amendment No. 3 (No. 333-192569) with the Securities and Exchange Commission (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof. The Merger is more specifically described in the Registration Statement.

This opinion is being furnished to Overland at its request in connection with the Registration Statement.

Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations issued thereunder, published administrative positions of the Internal Revenue Service (the “IRS”) contained in revenue rulings, revenue procedures and other administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, which may be retroactive, and to differing interpretations. Any change in these authorities could affect the opinion set forth herein. Nevertheless, we undertake no responsibility to advise or notify you of any developments in the application or interpretation of these authorities that occur after the date of our opinion. Our opinion is not binding on the IRS or the courts. Accordingly, there is no assurance that the IRS will not assert a contrary position or that a court will not agree with such a contrary position.

For purposes of rendering this opinion, we have reviewed and relied on the Merger Agreement, the Registration Statement and such other agreements, instruments and documents as we have deemed necessary or appropriate, and we have reviewed such questions of law as may be considered necessary or appropriate. In rendering this opinion we have also relied on factual representations and determinations made by Sphere 3D and Overland set forth in Officer’s Certificates delivered to us on or before the date hereof. Our opinion is also based on the assumption that the Merger will be consummated in accordance with the terms and conditions of the Merger Agreement, without any modification or waiver of the terms thereof, and as described in the Registration Statement, and that there are no arrangements, understandings, or agreements among any of the parties relative to the Merger other than those described in the Merger Agreement and the Registration Statement.

In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. We have assumed that all factual representations and determinations on which our opinion is based are true and correct as of the date given and thereafter where relevant (without regard to whether such representations or determinations are made “to the best knowledge of” any person or party or with similar qualification) and that no actions have been or will be taken which are inconsistent with such representations or determinations.

Based on and subject to the foregoing, we hereby confirm that the discussion contained in the Registration Statement under the heading “Proposal One—The Merger—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders,” insofar as that discussion constitutes statements of U.S. federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined in the Registration Statement).

Our opinion is limited to the U.S. federal income tax matters expressly addressed herein. No opinion is expressed and none should be inferred as to any other matter.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in the Preliminary Prospectus constituting part of the Registration Statement under the headings “Questions and Answers about the Special Meeting,” “Proposal One—The Merger—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders,” and “The Agreement and Plan of Merger—Conditions to Obligations to Complete the Merger.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

O’Melveny & Myers LLP